GULFMARK OFFSHORE

Moderator: Bruce Streeter
April 30, 2008
12:30 pm CT

Operator:	I'll be your conference operator today. At this time, I would like to welcome everyone to the first quarter 2008 earnings conference call. After the remarks, there will be question and answer session.

Thank you. Mr. Butters, you may begin your conference.

David Butters:
Thank you. And good afternoon everyone. And welcome to GulfMark Offshore's first quarter 2008 earnings conference call. When we last met a few months ago, we mentioned that the Company's strong earnings performance in the fourth quarter of 2007 lifted the Company into a higher, more visible earnings platform and established a firm base for future growth.  This view was based upon the delivery of several new vessels into our fleet at the end of 2007, the prospect of more deliveries in the months ahead, firm charter rates and a higher level of contract cover.

First quarter 2008 numbers, which Ed Guthrie will cover in detail in a few minutes, only reinforces that premise. In addition to generating solid operating performance over the past months, a number of fundamental developments have occurred during this period, which we believe will have a positive impact on shaping our future performance.

First, we recently established an operating presence in the U.S. Gulf of Mexico. We have assembled a small but high quality experienced team of professionals. And have entered into an agreement to manage a number of third party U.S. flag vessels.  While we do not own these vessels, the arrangement will give us the opportunity to build a high quality operation in the U.S. Gulf as we await delivery of our own deep water U.S. flag vessels, beginning next year.

Number two, we continued to take delivery of high spec vessels into our Southeast Asia operations and several more expected over the coming months. As a result, we are experiencing record revenue and earnings for this region.  Not only in absolute terms but more importantly, to a growing relative contribution to GulfMark's overall earnings. This is giving a balanced geographical source of revenue and earnings than we have had in the past.

And third and perhaps most exciting of all, the recent announcements by Petrobras of deep water discoveries offshore Brazil has the potential of having a significant Company altering impact on GulfMark Offshore.Now, as some of you are aware, GulfMark has been operating successfully in Brazil for over 20 years. We have the infrastructure, the people and the equipment to serve this potentially explosive new business.  Obviously, it will take time to develop these fields but it is worth noting that the equipment needed to service these discoveries in the short-term, will likely come out of the North Sea where they operate in the same deep water, harsh weather environment. It is not hard to speculate, but over time, if the Brazilian development goes as some analysts expect, Brazil could rise in terms of revenue and project contribution to GulfMark.

And now, I'd like to turn the conference to Ed Guthrie, who will cover our financial performance during the period and then Bruce Streeter will cover our operations and business outlook. After that we'll open up the conference to a Q&A period. So, Ed, why don't you take over?

Ed Guthrie:
Thank you, David. I will give the cautionary statement as always that this conference call will include comments which are forward-looking statements within the meeting of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. And these risks are more fully disclosed our filings with the SEC. The forward-looking comments on this call by Bruce, David or myself should not therefore be regarded as representations that the projected outcomes can or will be achieved.

As we reported this morning before the market opened, we reported the highest first quarter in the Company's history in all categories of revenue, operating income and net income. Only the record fourth quarter of 2007 had higher results, when during the quarter, the North Sea spot market created the opportunity for a number of vessels to earn the highest day rates in their history. The consensus estimate was $1.10. And thus with EPS of $1.40, we were over 27% higher than the group had estimated. We were asked the question last quarter in our call as to what happened and why we were able to beat the estimate of the Street. The answer is still revenue. Although revenue in the North Sea declined during the quarter from the previous quarter, which by the way, was not unexpected and most everyone forecasts a decline, it did not fall as much as either we or the analytical community had anticipated. The $8.4 million decrease in overall revenue sequentially from Q4 to Q1 was a result of seasonality in the North Sea, partially offset by a higher revenue and stronger performance in southeast Asia and our America's region.

As usual, we will compare this quarter's performance back to the prior quarter because we believe this gives our listeners a better sense of the trends in the business and where the Company is going. In the fourth quarter and first quarter, as are usually the weaker quarters of the year for our performance. Spot market rates in the North Sea, which are well chronicled, on the anchor handlers and PSV's peaked in early December of the fourth quarter and were weaker throughout the balance of the fourth quarter and during the first quarter of the year. In our case, the spot market and anchor handlers held their own, as combined revenue from them was only down $400,000 quarter over quarter. The reason for that was, although the day rates were slightly lower, utilization was much higher, thus creating a marginal decrease in revenue. The PSV's that were either in the spot market or rolled over on term contracts fell off quarter to quarter, creating the North Sea decrease of $4.6 million. And in addition to one less operating day in the entire North Sea fleet, which was equivalent to $1.5 million decrease. The other major factor was a loss of revenue days from the mobilization of one vessel to Brazil, which encompassed some 71 days and is equivalent to a $1.2 million. Plus 45 dry-dock days that occurred during the quarter in the vessels from the North Sea, which was equivalent to another $1.5 million at fourth quarter day rates.

Southeast Asia continued to be the bright spot, as revenue increased $3.1 million. Led by the increase in operating days at higher average day rates from the new vessels, which delivered in Q4 and in Q1. Not to be forgotten was the fact that we did lose an additional operating day in the Southeast Asia fleet, plus 13 dry-dock days. So, you can see the impact of the delivery of the new vessels into that region was extremely significant during the quarter. I would like to point out one other thing and that is that unless you missed it in the press release, fleet utilization in Southeast Asia was the high in the Company's history. Despite the 13 dry-dock days and 10 days on down time on one vessel that was being worked on prior to starting a new short-term contract.

The America's utilization was down during the quarter but that was due to the dry-docks that we took during the quarter on two vessels in Mexico.

Moving onto the operating cost in the quarter. The estimate that we'd given out was $28 to $29 million. So at $27.7 million, we were slightly under the low end of the range. The decrease from the fourth quarter was due principally to the newly initiated incentive program accruals that we had made for the entire year of 2007 and the fourth quarter, approximately $2 million. The balance of the decrease was primarily due to favorable currency impacts of $1.7 million. Our estimate for Q2 at current currency rates will result in operating costs of between $29 to $30 million, including the addition of the full quarter of two vessels that delivered during the first quarter of the year and Southeast Asia.

Our dry-dock expense, which we had estimated at around 4 million was down $0.5 million from that estimate. As we normally do, we took advantage of the first quarter and did six dry docks , plus accomplished some modifications on the vessel that was sent to Brazil and started a third in the North Sea. We did two in the Americas, as I mentioned earlier, in Mexico and accomplished one in Southeast Asia. During the quarter, we had 95 dry-dock days, 45 in the North Sea, 13 in southeast Asia and 37 in the America's, which reduced overall fleet utilization by 2.2%. As we've said in the past, dry-dock timing is not an exact science. And we tend to be opportunistic and do as much as we can during slower periods of the market or when our customers find it  convenient for us to take the boat out of service. We've completed two in the second quarter so far in the North Sea, in addition to the completion of the one that we'd begun during the first end of the first quarter. We'll also do two in the Americas and have one scheduled in -- which is unscheduled, we have one unscheduled in Southeast Asia, there's currently ongoing in the second quarter. Total days are estimated 110, with costs of around $4 million again in this quarter. Total for the year currently is estimated at the same number, plus one, of the unscheduled dry-docking that we indicated. A total of 19 dry-dockings, at a cost of $12.5 million for the year. Assuming that we do the schedule that I just outlined in the second quarter, we should then have two in Q3 for around $1 million and five in Q4 for about $3.8 million. With 35 and 85 dry-dock days respectively.

As we go forward and look at G&A, G&A was $8.8 million down $0.8 million from the previous quarter. $1 million of that variance was related to retirement benefits that we recognized at the region level and Q4 and did not have in Q1 of this year. Our quarterly run rate is between around $8.5 to $9 million, due to the staff additions and in addition to that, the new infrastructure that we are building in the Gulf of Mexico. As a percent of revenue it's still well in line with our peers in the 10% range. Our depreciation expense of $8.7 million was up $0.3 million. And that was due to the addition of the new vessels in Southeast Asia. Q2 should be around $9 million, with a total year at approximately $37 million. With the new vessel additions in the balance of the year, will be somewhat offset by vessels reaching the end of their book depreciation life. We'll ramp up as we go through the balance of the three quarters, $9.3 million in Q3 and $9.5 million in Q4, which will get you to around $37 million for the total year when combined with the first quarter. We indicated our operating income is the highest first quarter in the Company's history.

Excluding vessel sales, it was the second best quarter in the entire Company history, only surpassed by the last quarter of 2007. Interest expense during the quarter was down significantly from what it was in the prior quarter, $0.6 million. And that was due to the amount that was capitalized in the quarter. We went -- we had $2.3 million of our interest expense was capitalized in the quarter, compared to $1.9 million from the prior quarter. The second quarter rate should be about the same in terms of the amount of capitalized interest or slightly higher due to the higher level of construction and progress, resulting from progress payments on our new construction program. Interest income was down slightly due to lower available cash balances and other income expense is down a little bit, due primarily to currency affects.

Our tax rate in the quarter was about 3.5% of the actual tax cost was down significantly from where we were in the fourth quarter. You may remember that we recorded the effect of the Norway Parliament enacted a tax law, as well as the new law in Mexico and we made those provisions in the fourth quarter of last year. Both of these were one-time impacts and should not be repeated. Our rate going forward, we're estimating, will still be in the 4% to 6% range for 2008. But again, will be dependant on income derived from the lower versus higher tax jurisdictions that we operate in.

Our forward contract cover, for 2008, is 87.2% for the remainder of the year, meaning from the first of April forward. It's the highest ever for this time of year and equates to over $234 million in revenue and $149 million in vessel EBITDA. For 2009, we now have 60% of our days committed, with over $196 million in revenue and $126 million in vessel EBITDA. As we look forward in to 2010, we also see a very strong picture developing, which is reflective of the strength of our markets worldwide. Bruce will talk about that later. Our average length of the contract as it stands now is 2.3 years in the North Sea, versus two years at the same time one year ago.

The most dramatic change, however, comes again from Southeast Asia, where our average contract length is now 1.3 years, versus 0.5 year one year ago. The Americas, we're essentially unchanged at approximately 2.6 years and that reflects the waiting of the two new boats that are coming into the region that are being transferred, one from the North Sea and one from southeast Asia.

Capital expenditures during the quarter were $47.7 million. This reflected the delivery of two vessels in the quarter in Southeast Asia, the Sea Apache and the Sea Kiowa, a cost of $13.9 million. We've made progress payments of $11.1 million on the Singapore vessels, $2.3 million on the Norwegian vessels, $5.4 million on the Polish vessels, and $13.9 million on the U.S. vessels. We have $196.8 million remaining in the new build program to complete the 10 vessels that have yet to be delivered. $55.1 million in 2008, of which, $20 million we expect to spend in this quarter and of which, $5.4 million we've already spent. In Q3, $26.5 million. And Q4, $8.4 million. The balance is split between 2009 and 2010 with $73.6 million in 2009 and $68.1 million in 2010. Three vessels are yet to deliver in 2008, essentially one a quarter from here on out. Two in 2009 and five in 2010.

As we go forward and look at G&A, G&A was $8.8 million down $0.8 million from the previous quarter. $1 million of that variance was related to retirement benefits that we recognized at the region level and Q4 and did not have in Q1 of this year. Our quarterly run rate is between around $8.5 to $9 million, due to the staff additions and in addition to that, the new infrastructure that we are building in the Gulf of Mexico. As a percent of revenue it's still well in line with our peers in the 10% range. Our depreciation expense of $8.7 million was up $0.3 million. And that was due to the addition of the new vessels in Southeast Asia. Q2 should be around $9 million, with a total year at approximately $37 million. With the new vessel additions in the balance of the year, will be somewhat offset by vessels reaching the end of their book depreciation life. We'll ramp up as we go through the balance of the three quarters, $9.3 million in Q3 and $9.5 million in Q4, which will get you to around $37 million for the total year when combined with the first quarter. We indicated our operating income is the highest first quarter in the Company's history.

Bruce Streeter:
I don't know, Ed, I think you ought to keep going, it sounds pretty good to me. First quarter of 2008 is an important quarter for us because it solidifies and adds consistency to our earnings outlook. It indicates the strength of the markets we participate in and it highlights the effectiveness of our future growth strategy.

Demand is strong on an industry-wide basis, there is no doubt about that. But it is strongest when one looks at the equipment necessary and capable of supporting the projects where expenditures are greatest and where the oil companies are planning for their own future. We've always looked to a long term strategy. We've tried to avoid focusing on short-term impacts, the changes from quarter to quarter results and to concentrate on those actions necessary to drive long terms earnings growth. And that's what we feel we have and are doing. Today is the day to reflect on the success of the planning and of our direction, our access to significant international markets, the areas most people are talking about and areas of specific future potential.

Basins with deep water aspects, Brazil, that David mentioned, the Gulf of Mexico, offshore Egypt, wherever they may be. That is provided and been our strength and will continue to be our strength in the future. We have high contract cover but we still retain some flexibility. We have a lot of calls asking about the North Sea spot market when the market has shown weakness and we don't get very many calls when it shows strength. But the reality is that while we certainly enjoy the benefits of that market when it is strong, we are in fact always adjusting our mix to best take advantage of the markets we see. And as well as best position ourselves in the long-term. There are opportunities in the market and the advantages of some of those opportunities make it fairly easy to make decisions. We have, in the recent past, benefited from the benefit of two large anchor handlers and the strong anchor handling market in the North Sea. But now, we have had the opportunity and have committed to a project, which will result in the two vessels being essentially in the term market for a good portion of this year. This will increase their utilization, and the net result will be that their earnings will basically be above that which they have averaged over the course of the last two very good years.

It probably means that we'll see less spot market activity and perhaps some of the less impact of the highs or the lows of the spot market, but we reflect consistent and very excellent results from those boats. And then we'll have to change our focus because the third of that vessel type and its charter ends at the end of the year, so the simple fact we'll start to focus on; Where do we put that boat? Do we continue it where it is? Do we put in the spot market? Do we go in the term market? We are not dependant on one market and therefore, we can shift location or we can mix our vessels to the best advantage.

Now that Ed and I have patted all of our employees on the back, I think I will talk a bit about where are going, moving forward and what is exciting today. Southeast Asia is an area of continued strength. As indicated, we have one delivery that resulted in a vessel starting to work during the first quarter and then the delivery of a second vessel at the very end of the first quarter that began working in the beginning of the second quarter. Both vessels straight from delivery towed jack-ups from locations near Singapore to their drilling locations.

One of the concepts that we have repeatedly talked about, as far as uses for these vessels when we have spoken to analysts and investors. One vessel from that region has been in Middle East but has finished the project and will move back to Southeast Asia to fill demand requirements there. We will sell a couple of the older vessels in the region and we expect to deliver three more new-builds into the region as the year progresses. One probably in the second part of the second quarter, one at the beginning of fourth quarter, and one later in the fourth quarter. As we move vessels and position ourselves for the future, we will probably not maintain the basically full utilization you saw in the first quarter, of 97%, in Southeast Asia. But long-term growth and our average day rate and earnings from Southeast Asia will continue.

The first quarter in Brazil probably reflects the long-term of Brazil. No short-term gain but significant potential for the future and for us clearly growth as the year progresses. We have moved the first of two vessels committed to our expansion in Brazil this year. The mobilization and subsequent dry-dock to complete required modifications, etc. occurred during the first quarter. And at the beginning of the second quarter the vessel started its contract with Petrobras. Later in the quarter or early in the following quarter one of the recent deliveries in Asia, will have accomplished necessary modifications and mobilized to Brazil for our other contract addition in that region. This will mean that this vessel is out of the earnings mix but not the cost mix for a period in one or both of the quarters. It is part of our growth in Brazil and the contracts from both vessels will be reflected in higher average day rates in that region going forward. We intend to do both scheduled dry-docks for the Brazil region in the second quarter. And if successful in accomplishing, we'll show lower utilization there during the quarter. Our focus on Brazil is timely, as this is an area, as David has identified, with tremendous potential. Recently an announcement in Brazil, covering a third major new field area was made. Identified as Carioca we think it may will named Sugar Loaf. This area has been identified in reports as having the potential to be a huge find. On top of the recent announcements concerning Tupi, suggest that Brazil will be an area of great interest in vessel demand in the future.

Almost the same day as the new field was identified, Seadrill released information on a contract agreement with Petrobras covering all three of their available deep water new construction rigs. This comes shortly after Pride and Noble's early announcements of contract extensions and the previous confirmation of additional rig contracts in Brazil by other major rig contractors. In looking at the potential oil service demand in Brazil, we need to keep in mind the location of these discoveries, that they are in deep water and require deep drilling and will need many of the critical technologies available and being developed today to lead oil and gas produced.

While we speak of continuing strength in the North Sea, near term growth in the Asia and the significant potential in Brazil, we should not lose focus on other areas of the world. In a recent conversation, when I started talking about Brazil, a knowledgeable industry individual reminded me about what is going on in India. Other reports we see talk about the Black Sea, the Mediterranean, wider scope of locations in Asia and many other locations. All of this is without even talking about or considering West Africa and the U.S. Gulf, two of the largest areas of current and future activity. The U.S. Gulf was one of the areas David spoke of in his introductory remarks.

To be successful in our business, we need the right equipment but more importantly, we need the right people and the appropriate infrastructure to support a reliable operation. As we have committed to three new construction ships that will be general jack qualified. And while they are designed such that we could employ them in many of the international locations, we feel they have potential in the Gulf of Mexico, as it continues to switch to a market with greater focus on deep water. I think the recent indications are that something like a dozen more deep water rigs are slated to move eventually to the Gulf of Mexico.

In order to be part of this marketplace, we have to put in place an infrastructure and have accepted management of four vessels. Two of which have already gone to work. But these vessels and this infrastructure allows us the ability to develop. And we are making the commitment to being capable of being part of the Gulf of Mexico growth and looking to expand our capacity to commit vessels to this region.

I think Ed has covered dry-docks pretty well and placed the emphasis on the days involved, as opposed to the number of dry-docks that I generally talk about. The goal is to complete seven, and in addition to the vessel mobilized to Brazil and docker there, we did do six others including two of the older boats and two of the boats that have their first docking. We will continue the emphasis on docking early in the year. Two additional have already been accomplished in April, as well as finishing one other. And several others will be done in the quarter.

I mentioned the one significant mobilization but we also take one of the larger anchor handlers out of the market, mobilizing it through a dry-dock and accomplishing its dry-dock and a DP upgrade in the second quarter. And we may make other moves to improve contracts that influence utilization in the quarter. However, all of these actions are part of improving long-term results.

On the sales front, we have the one vessel that we've previously agreed to sell and an additional agreement now on a second vessel. We are discussing a third, but if that agreement is concluded, we may not look at any others. We may possibly look at one additional sale this year but probably no more. Selling some of the older boats has some impact to near term results but nowhere near the benefit the new construction vessels will be adding. It is important to make sure that we have the right fleet mix and to sell vessels at the right time for our fleet structure. As it happens, both of the identified buyers are pushing us for early delivery dates and pay on contracts for the vessels. To me, the demand for our older vessels is further reinforcement of the overall the strength of world demand.

Our focus is long-term and we have always said we don't think guidance appropriate. At the same time, we have said that when we can base comments on facts as we understand, we will try to pass on the information. Today, we called the first quarter a benchmark. The first quarter reflects typical seasonal events but also our ability to ship and to adjust to better handle the weaknesses and strengths of the markets.

Looking ahead, we have high contract cover and strong demand. We have identified most of the items we anticipate will reduce revenue days going forward and some of the items that will result in improved earnings. The baseline or benchmark, obviously, can change based on many things. But based on where we are today, the additional vessels and the potential for positive repricing of existing vessels as they roll off contracts, suggests a positive potential for next year and where we're now focusing and the future.

Our emphasis continues to be on developing shareholder value, from recurring improvable earnings, looking at the increase in the fleet value and the capabilities of that fleet below real tax costs and the benefit in cash flow and earnings, dedicated and highly capable people and a fleet focused on where we see the future demand moving.

The first quarter was a great quarter for us but more importantly, it reinforces what we have done in the past and what we feel we are capable of doing in the future. And with that, I'll turn it over for questions.

Operator:	The first question is from Sonny Randhawa, Bank of America Securities. Your line is open.

Sonny Randhawa:
Close enough. Great quarter, guys. I was -- given the strength in the market and where your current debt level stands, what would make you guys take on additional new builds, would you -- what kind of contract terms would you be looking for in order to do that?

Bruce Streeter:
I think there's a lot of growth and specific demand in the future. And obviously, we are constantly looking at what types and pieces of equipment we need to look at. I think we always have projects that are under consideration and evaluation. And one of the things actually that's a bit surprising to me is, each one of our offices is looking at a project, or an agreement with an oil company that could result in the requirement for additional vessels whether, purchased or new build. But there is very strong identification of specific demand, not that we need an additional boat but we have this project coming up and it requires these types of capacities; Can you deliver that?

Sonny Randhawa:
What about in terms of shipyard availability, if you were to place an order today, depending, you guys typically don't have -- aren't too specific on -- or high specification on the vessels, you guys have a consistent design. What sort of delivery time frame were you looking for?

Bruce Streeter:
Well, delivery on new construction is definitely a problem. Clearly, if you want to right shipyard, the right machinery and a reasonable expectation of delivery within a time frame, it's very hard to do. You may find the odd slot here or there that you can fill or you can expand but generally, you're talking about the latter half of 2010 or into 2011. So, you've got to be opportunistic, you've got look at what's under construction and when you can look at various things. I think shipyards are having problems now. Many of these sort of start up yards have difficulties completing, wages are clearly a problem in many areas, delivery of machinery is giving them hell on existing contracts that are fixed. Their costs are rising, their potential is not. So, it's harder to get pricing from shipyards, it's harder to get commitments from shipyards. And that has to factor into the decision process, the ability to buy. Where do you look?

Sonny Randhawa:
Just one follow up and I might have missed this. On the vessel sales, I think one is supposed to be in the third quarter and the additional sale opportunity, when is that scheduled for? The first one is already contracted?

Bruce Streeter:
Yes. The one that we've committed to -- we have one that's -- it's set to occur in July. And being very realistic, they would like to us to deliver it this week. We have another one that is scheduled within the second quarter. And the third one under discussion, the timing is part of the discussion process. So, we don't really have a time at this juncture.

Sonny Randhawa:	Great, thanks a lot guys.

Operator:	Next question comes from Peter Winkler, Formula Capital. Your line is open.

Peter Winkler:	Good afternoon, gentlemen and thanks for taking the call. Congratulations on the quarter.

Bruce Streeter:	Thank you.

Peter Winkler:
Can you just briefly comment on the overall growth drivers in southeast Asia? Everyone knows that southeast Asia is really strong right now but what is exactly driving demand and how is GulfMark positioned to capitalize off this?

Bruce Streeter:
Well, we hope that we are properly set up to do that. The majority of our growth comes from the capacity and ability to expand through the new construction vessels. And that includes the three more that come this year, the continued improvement in the deployment of the vessels that delivered the year before and last year. Offset to a little bit by the sale of some of the older vessels, which are still popular but in our minds are not part of our future mix. You have -- there is a continued emphasis in southeast Asia on anything that's oil. And you have perhaps better opportunities for people to bring gas projects forward. You have a wider range of interests and it's the range of interests that's best for supply use. If you've got operations in Bangladesh and Japan and New Zealand, it's much better than just simply having core emphasis in Thailand, Malaysia and Indonesia. And so you are seeing interest in all of those areas and you are seeing expansion of opportunities. You have very directed intentions in Malaysia to see the industry develop. And you're starting to see more people, I think, focus on Indonesia and some of the other areas where you haven't had that much emphasis in the past.

Peter Winkler:	Great. And can you briefly comment on earning estimates going forward, considering how strong the whole marine section has been and how wrong consensus estimates have been going forward?

Bruce Streeter:
Well, we have said many times, our focus is to create the best shareholder value going forward and that means not concentrating on quarter to quarter. That means on concentrating on what we can deliver as far as the Company is on a long term basis. And we don't really get involved in short-term earnings.

Peter Winkler:	Great. I appreciate it, have a good day.

Operator:	The next question comes from Pierre Conner, Capital One South coast. Your line is open.

Pierre Connor:
Good afternoon, gentlemen. Let's see, first on the North Sea, and I know these are short-term related questions, so forgive me, but if I understand it right, what do you have on the spot market at this time?

Bruce Streeter:	Today?

Pierre Connor:	Yes, if anything?

Bruce Streeter:
To be honest, actually we technically have one vessel in the spot market. One of the large anchor handlers is in a semi-spot job in the North Sea. It's an open ended, short job but still technically spot. The other one is finishing off a project and will probably come back to the spot market before it goes to the project I talked about. We've had one of the owned PSV's, in the spot market and it's probably I would say that you could technically call it spot, it's take a four week plus options job this week. But apart from that, we don't really have -- our next spot vessel becoming available is one of the managed vessels that's in the pool that becomes available at the end of June. And then, we have some of our own vessels that start to roll over in that quarter.

Pierre Connor:
I think that then, goes into the next question, which is, so the 90% contract cover in the North Sea, is generally evenly spread throughout the remainder. In other words, you weren't attempting to manage more coverage later in the year or spot more availability, basically, it's fairly evenly spread?

Bruce Streeter:
Yes. We obviously try to attempt to manage and to adjust and to try to have best availability where we think the markets are. But sometimes you're sitting there and you talk about the obvious benefits of particular contracts and you take them. And you worry about how that affects the mix later.

Pierre Connor:
Right. Okay. Are you beginning to hear of coming in to the summer construction period, of any large projects that you're bidding on? Are these things -- really they were bid last year for these larger projects and I'm talking about North Sea, still.

Bruce Streeter:
Yes, North Sea were all basically -- I think most of this year's projects were fixed earlier than normal last year because of the fact people were concerned about availability. And the changes there are basically when projects have started late and they have to catch up, or when they -- in some cases they actually had equipment available a little early, so they've started earlier.

Pierre Connor:
Now the next question you may have answered somewhat in the previous one. But what do you make of the data we're seeing at the order book for new build in the last several months it's begun to flatten out and what is your take on that? That we begin to even out the deliveries in these orders?

Bruce Streeter:
Well, for one thing, when you look at the concept of what is ordered by people that are well involved in the industry and what is ordered by speculators. I think you're starting to see the speculators disappear from the market because one, I'm not sure that they can get credit that they could have in the past. And two, they're generally not the types that are going to wait for machinery to become available et cetera, they're not willing to commit that far in advance. Whereas, if there is a project or an opportunity that we think is particularly appropriate, we're not concerned about adding to the new build list. But I'm not surprised that it's flattened out. You've got shipyards that in many cases, are not delivering on time and certainly not to the quality that is expected. More and more we hear people talking about well, there was supposed to be x number delivered this quarter but there was only y; how come?

Pierre Connor:	Lack of patience in the others. This one may be for Ed, but on your Gulf of Mexico ramp up, in place, where you've managed work, where would that be reported as such and what are we --?

Ed Guthrie:	It will come through the Americas segment.

Pierre Connor:	And will you report the managed vessels in there? And when will that begin?

Ed Guthrie:
Yes, we'll break out the managed vessels. Obviously, there's not a significant increase in our income from this group. The basis is to establish a cadre of operating people, very, very high quality competent operating people and not necessarily profitability.

Pierre Connor:	Okay. I'm going to let some other guys go through and come back in I have anything else. Thank you.

Bruce Streeter:	Thanks, Pete.

Operator:	The next question comes from Carter Dunlap, Dunlap Equity Management. Your line is open.

Carter Dunlap:	In Ed's comment, he talked about the remaining '08 cover and the vessel EBITDA and then '09 and the vessel EBITDA number. Could you review the vessel EBITDA number?

Bruce Streeter:	Yes, keep in mind that this during the period cover. This is not total year EBITDA but only from the coverage identified.

Ed Guthrie:
Carter, the revenue was -- this is for the balance of 2008, from April 1 through the end of the year, $234 million in revenue and $149 million in vessel EBITDA. In 2009, it's $196 million and revenue in $126 million in vessel EBITDA. That's based on 60% overall cover.

Carter Dunlap:
Is there -- all things being equal, with rate structures the way they are, shouldn't there be -- well, I haven't done the math but it seems like the EBITDA vessel '09 number ought to be somewhat proportionally higher or is that -- am I missing something?

Ed Guthrie:
Well, you would expect that the total, if you look at 100% of the fleet would be higher because of the rates. But remember, when you generate the confirmed contract cover, you're including many of the older contracts that carry forward. So, you've got some of the, if you will, lower rate income in that number.

Carter Dunlap:	It just happens to come out to the same percentage, that's why I was confused. Okay.

Operator:	The next question comes from Victor Marchon, RBC Capital Markets. Your line is open.

Victor Marchon:	Thank you, good afternoon. The first question I had was just on term rates. I wanted to see if you could talk to Brazil term rates, what you're seeing there relative to the North Sea?

Bruce Streeter:
I think that you're seeing a mix of vessel requirements coming out of Brazil. There's been a lot of upheaval, if you will, within Petrobras as they try to adjust. So, they have not fixed that many additional vessels. Largely, they've extended vessels. But as you noted from the fact that we moved one from the North Sea to Brazil. And that's we did in fact get a slight premium, not an overwhelming premium but a slight premium to what the boat we anticipated would work for in the North Sea and a significant premium to what it was working for on the contract that it came off of. Just today, our agent has sent up a list of Petrobras' intended schedule as far as a significant tender coming out next week, which covers large anchor handlers and then two smaller sets of anchor handlers and two different sizes of PSV's and then what they call an ROSV. Which those tenders will probably take the next 60 to 90 days before they go through that process. And that will -- those will -- they're published. So they should be able to identify where the rates will go. But based on how the rate structures have gone, we would expect those to still move positively against North Sea rates.

Victor Marchon:	And those tenders, is that for incremental vessels -- or a majority for incremental vessels or is it a lot of incumbent vessels down there that will be bidding as well?

Bruce Streeter:
Until we see them and kind of back check it, I can't tell you. But I can say from the fact that it involves two of the classes that they're focused on and have been fairly small in the past. I suggest that most of this is going to be incremental. And I think if you look at the rig commitments they've made, in some cases, it may be early for them to start thinking about equipment but the Ocean Yorktown is leaving the Gulf of Mexico right now. So, they're focused on meeting their current needs, as well as those future needs.

Ed Guthrie:
And Victor, one additional comment there, and that is, remember that in the Brazilian market, you just can't hang out there with a vessel unless you're under contract. There is no spot market there. So you have a maintenance period in which you can perform maintenance at the end of a contract but then you have to leave the country or have a new contract. So, it's either going to have to be vessels that are on existing contracts or vessels that come in from the outside or ones that are built within the shipyards in Brazil to meet that demand.

Victor Marchon:
Thank you for that. Same question I was just on, the new builds, what's on the order book now, any assets there that you guys are looking at or is it, on a go forward basis, new equipment is still going to be done by yourselves, organically?

Bruce Streeter:
Well, I don't know, Victor, we would like to be as much buyers as builders but it's a question of price and specification. And we have found it difficult to buy but that doesn't mean that we won't certainly. Certainly, we try every day.

Victor Marchon:	And the last one, Ed, I may have missed this, but did you give the CapEx number for 2008?

Ed Guthrie:	Yes, I did. The 2008 CapEx number is $55.1 million for the last three quarters of the year.

Victor Marchon:	Okay. Great, thank you.

Bruce Streeter:	You bet.

Operator:	I have no questions in queue.

David Butters:	If there are not further questions, I think we'll just wrap up and wish everyone the best of luck and look forward to our next conference call. Thank you for joining us.

Operator:	This concludes today's conference call you may now disconnect.

END